Exhibit 10.8

FIRST AMENDMENT TO THE
MURPHY OIL CORPORATION
2012 LONG-TERM INCENTIVE PLAN
THIS FIRST AMENDMENT, effective as of January 22, 2020 (the “Effective Date”), amends the Murphy Oil Corporation (the “Company”) 2012 Long-Term Incentive Plan (the “Plan”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Plan.

RECITALS

WHEREAS, the Company has established and maintains the Plan;

WHEREAS, pursuant to Section 19 of the Plan, the Board may amend the Plan;

WHEREAS, effective upon the Effective Date, the Company desires to amend the Plan as set forth herein.

NOW, THEREFORE, as of the Effective Date:

1.The last sentence of Section 18 of the Plan is amended to read as follows:
“The Committee may provide for or permit (i) the minimum statutory tax withholding obligations, or (ii) for Awards (x) granted prior to January 31, 2020 that vest on or after January 31, 2020 and (y) new Awards granted on or after January 31, 2020, any applicable withholding obligations to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10, to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to the Participant upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.”
2.    All other terms and provisions of the Plan shall remain unchanged and in full force and effect.

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